AGF INVESTMENTS TRUST 485BPOS

EX99.j(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AGF Emerging Markets Equity Fund, AGF Global Sustainable Equity Fund, AGF U.S Market Neutral Anti-Beta Fund, and AGF Global Infrastructure ETF (collectively referred to as the “Funds”) of our reports dated August 26, 2022, relating to the financial statements and financial highlights, which appear in the Fund’s Annual Reports on Form N-CSR for the period ended June 30, 2022. We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

October 27, 2023